Exhibit 99.1

Adverum Biotechnologies Reports

First Quarter 2017 Financial Results and Provides Update

MENLO PARK, CA, May 9, 2017 – Adverum Biotechnologies, Inc. (Nasdaq: ADVM), a leading gene therapy company advancing novel medicines to address unmet needs in serious rare and ocular diseases, today reported financial results for the first quarter ended March 31, 2017 and provided a corporate update.

“Adverum is well positioned in the gene therapy space with a robust pipeline and a platform of industry-leading AAV vector technology, including novel vector development capabilities,” said Amber Salzman, Ph.D., president and chief executive officer of Adverum Biotechnologies. “Our strong cash position will help us execute our plans and is expected to fund our three lead gene therapy programs through the end of 2019 to generate meaningful clinical data for at least one of these programs. We are committed to transforming Adverum into a clinical-stage company by the end of this year.”

Recent Highlights

•	In April 2017, Adverum appointed Richard N. Spivey, Pharm.D., Ph.D. to its board of directors. Dr. Spivey will be the chairman of the nomination and governance committee and a member of the audit committee. Dr. Spivey has 30 years of research and development experience at leading global pharmaceutical companies.

•	In March 2017, Adverum appointed Patrick Machado, J.D. to its board of directors. Mr. Machado will be the chairman of the audit committee and a member of the compensation committee. He has 20 years of experience with biopharmaceutical companies leading finance, business development, and legal functions.

2017 Outlook

•	For ADVM-022, Adverum’s intravitreal injection gene therapy product candidate for wAMD, the Company met with the FDA in the first quarter of 2017 and is preparing to file an IND.

•	For ADVM-043, Adverum’s gene therapy product candidate for treating alpha-1 antitrypsin (A1AT) deficiency, the Company plans to begin enrolling patients in a Phase 1/2 trial in the fourth quarter of 2017.

•	For ADVM-053, Adverum’s gene therapy product candidate for treating hereditary angioedema (HAE), the Company met with the FDA in the first quarter of 2017 and is preparing to file an IND.

•	Adverum’s cash, cash equivalents and marketable securities of $209.5 million as of March 31, 2017 are expected to fund the three lead gene therapy programs through the end of 2019 and through the achievement of meaningful clinical data in patients for at least one of the Company’s lead programs.

•	Adverum plans to attend the following upcoming conferences:

○	The Association for Research in Vision and Ophthalmology (ARVO) 2017 Annual Meeting in Baltimore on May 7-11, 2017. Assessment of next-generation AAV variants in gerbil and non-human primate retina following intravitreal injection (Abstract #4097, Poster Board B0097), Wednesday, May 10, 2017 at 8:30 – 10:15 a.m. ET

○	American Society of Gene & Cell Therapy (ASGCT) 2017 Annual Meeting in Washington, D.C. on May 10-13, 2017. Analysis of gene expression, tissue tropism, and safety of novel AAV variants in mice following intravenous administration (Exhibit Hall A & B South, #108), Wednesday, May 10, 2017 at 5:30 – 7:30 p.m. ET

○	Boston Biotech CEO Conference in Boston on May 30-31, 2017

○	Jefferies 2017 Global Healthcare Conference in New York on June 7, 2017 at 1:30 – 2:00 p.m. ET

○	Piper Jaffray GenomeRX Symposium in New York on July 11-12, 2017

Financial Results for the Three Months Ended March 31, 2017

•	Cash, cash equivalents and marketable securities were $209.5 million as of March 31, 2017, compared to $222.2 million as of December 31, 2016 and $247.1 million as of March 31, 2016.

•	Revenues, consisting of revenue from collaborative research, were $0.5 million for the three months ended March 31, 2017, compared to $0.3 million for the same period in 2016.

•	Research and development expenses were $9.1 million for the three months ended March 31, 2017, compared to $7.5 million for the same period in 2016. This increase was primarily due to an increase in material production costs and lab expenses, partially offset by a decrease in stock-based compensation expense.

•	General and administrative expenses were $8.0 million for the three months ended March 31, 2017, compared to $8.3 million for the same period in 2016. This reduction was primarily due to a decrease in acquisition-related expenses and stock-based compensation expense, partially offset by accrued estimated expenses associated with the termination of the Company’s master services agreement with Cornell and litigation settlement expense.

•	Net loss attributable to common stockholders was $16.1 million or $0.38 per basic and diluted share, for the three months ended March 31, 2017, compared to $15.4 million, or $0.57 per basic and diluted share, for the same period in 2016.

About Adverum Biotechnologies, Inc.

Adverum is a gene therapy company advancing novel medicines that can offer life-changing benefits to patients living with serious rare and ocular diseases. Adverum has a robust pipeline that includes product candidates designed to treat wet age-related macular degeneration (wAMD) and rare diseases alpha-1 antitrypsin (A1AT) deficiency and hereditary angioedema (HAE). Leveraging a next-generation adeno-associated virus (AAV)-based directed evolution platform, the Company generates product candidates designed to provide durable efficacy by inducing sustained expression of a therapeutic protein. Adverum has collaboration agreements with Regeneron Pharmaceuticals to research, develop, and commercialize gene therapy products for ophthalmic diseases and Editas Medicine to explore the delivery of genome editing medicines for the treatment of inherited retinal diseases. Adverum’s core capabilities include clinical development and in-house manufacturing expertise, specifically in process development and assay development. For more information please visit www.adverum.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements regarding Adverum’s plans, potential opportunities, expectations, projections, goals, objectives, milestones, strategies, product pipeline, financial condition and results of operations, the sufficiency of its cash, cash equivalents and marketable securities, as well as the advancement of, and anticipated development and regulatory milestones and plans related to, Adverum’s product candidates and preclinical and clinical studies, and the commercial potential of its product candidates, all of which are based on certain assumptions made by Adverum on current conditions, expected future developments and other factors Adverum believes are appropriate in the circumstances. Adverum may not consummate any plans or product or clinical development goals in a timely manner, or at all, or otherwise carry out the intentions or meet the expectations or projections disclosed in its forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, the risk that Adverum’s resources will not be sufficient for Adverum to conduct or continue planned development programs and planned clinical trials, the risk of a delay in the enrollment of patients in Adverum’s clinical studies or in the manufacturing of products to be used in such clinical studies, the risk that Adverum will not be able to successfully develop or commercialize any of its product candidates and the risk that Adverum will be delayed in receiving or fail to receive required regulatory approvals. Risks and uncertainties facing Adverum are described more fully in Adverum’s periodic reports filed with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Adverum undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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Contacts for Adverum:

Leone Patterson

Chief Financial Officer

Adverum Biotechnologies, Inc.

650-665-7222

lpatterson@adverum.com

Tricia Truehart

Vice President

The Trout Group LLC

646-378-2953

ttruehart@troutgroup.com

ADVERUM BIOTECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$209,503	$222,170
Receivable from collaborative partner	—	886
Prepaid expenses and other current assets	3,137	2,218

Total current assets	212,640	225,274
Property and equipment, net	4,149	4,169
Deposits and other long-term assets	140	140
Intangible assets	5,000	5,000

Total assets	$221,929	$234,583

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$10,013	$7,925
Restructuring liabilities	—	25
Current portion of deferred rent	103	96
Current portion of deferred revenue	1,850	1,850

Total current liabilities	11,966	9,896
Deferred rent, less current portion	325	352
Deferred revenue, less current portion	6,637	7,099
Deferred tax liability	1,250	1,250
Other liabilities	370	386

Total liabilities	20,548	18,983
Stockholders’ equity	201,381	215,600

Total liabilities and stockholders’ equity	$221,929	$234,583

ADVERUM BIOTECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2017	2016
Collaboration and license revenue	$462	$265
Operating expenses:
Research and development	9,061	7,455
General and administrative	7,989	8,318
Impairment of goodwill and intangible assets	—	—

Total operating expenses	17,050	15,773

Operating loss	(16,588)	(15,508)
Other income (expense), net	489	116

Net loss before income tax benefit	(16,099)	(15,392)
Income tax benefit		—

Net loss attributable to common stockholders	$(16,099)	$(15,392)

Net loss per share attributable to common stockholders, basic and diluted	$(0.38)	$(0.57)

Weighted-average common shares outstanding, outstanding, basic and diluted	42,144	27,095